Filed Pursuant to Rule 433

Registration Statement No. 333-285508

Bank of Montreal Market Linked Securities

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

Term Sheet to Preliminary Pricing Supplement dated March 27, 2026

Summary of Terms	Summary of Terms (continued)

Issuer:	Bank of Montreal
Market Measures:	The Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF (each referred to as an “Underlier,” and collectively as the “Underliers”).
Pricing Date*:	April 17, 2026
Issue Date*:	April 22, 2026
Face Amount and Original Offering Price:	$1,000 per security
Coupon Payments:	On each coupon payment date, you will receive a fixed coupon payment at a per annum rate equal to the coupon rate. Each “coupon payment,” will be calculated per security as follows: ($1,000 × contingent coupon rate)/12
Coupon Payment Dates*:	Monthly, on the 22nd day of each month, commencing May 2026 to and including March 2029, and on the stated maturity date, unless automatically called
Coupon Rate:	At least 8.25% per annum, to be determined on the pricing date
Automatic Call:	If the closing value of the lowest performing Underlier on any call date is greater than or equal to its starting value, the securities will be automatically called, and on the related call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final coupon payment
Call Dates*:	Monthly, on the third business day prior to each coupon payment date scheduled to occur from October 2026 to March 2029
Call Settlement Date:	Three business days after the applicable call date
Final Calculation Day*:	April 18, 2029
Maturity Payment Amount (per security):

If the securities are not automatically called prior to the stated maturity date:

•    if the ending value of the lowest performing Underlier on the final calculation day is greater than or equal to its threshold value: $1,000; or

•    if the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value:

$1,000 × (performance factor of the lowest performing Underlier on the final calculation day + buffer amount)

Stated Maturity Date*:	April 23, 2029
Lowest Performing Underlier:	For any call date and for the final calculation day, the “lowest performing Underlier” will be the Underlier with the lowest performance factor on that date
Performance Factor:	With respect to an Underlier on any call date and on the final calculation day, its closing value on such date divided by its starting value (expressed as a percentage)
Starting Value:	With respect to each Underlier, its closing value on the pricing date
Ending Value:	With respect to each Underlier, its closing value on the final calculation day
Threshold Value:	With respect to each Underlier, 80% of its starting value
Buffer Amount:	20%
Calculation Agent:	BMO Capital Markets Corp., an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
*subject to change
Agent Discount**:	Up to 2.325% for Wells Fargo Securities, LLC (“WFS”). Of that agent discount, Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and a distribution expense fee of up to 0.075%
CUSIP:	06376KH35
Material Tax Consequences:	See the preliminary pricing supplement

** In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services.

Hypothetical Payout Profile (maturity payment amount)

If the securities are not automatically called prior to stated maturity and the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value, you will have 1-to-1 downside exposure to the decrease in the value of that Underlier in excess of the buffer amount and will lose some, and possibly up to 80%, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of the coupon payments. You will not participate in any appreciation of any Underlier, but, if the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value, you will have 1-to-1 downside exposure to the decrease in the value of that Underlier in excess of the buffer amount.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $965.60 per security. The estimated initial value of the securities at pricing may differ from this value but will not be less than $920.00 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/927971/000121465926003878/r326260424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

•	If The Securities Are Not Automatically Called Prior To Stated Maturity And The Ending Value Of The Lowest Performing Underlier On The Final Calculation Day Is Less Than Its Threshold Value, You Will Lose Some, And Possibly Up To 80%, Of The Face Amount Of Your Securities At Stated Maturity.

•	The Securities Are Subject To The Full Risks Of Each Underlier And The Maturity Payment Amount Will Be Negatively Affected If Any Underlier Performs Poorly, Even If The Other Underliers Perform Favorably.

•	If The Securities Are Not Called Prior To Stated Maturity, The Maturity Payment Amount Will Depend Solely On The Performance Of The Underlier That Is The Lowest Performing Underlier On The Final Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underliers.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Underliers.

•	You Will Have 1-to-1 Downside Exposure To The Decline In The Lowest Performing Underlier On The Final Calculation Day In Excess Of The Buffer Amount, But Will Not Participate In Any Positive Performance Of Any Underlier.

•	Higher Coupon Rates Are Associated With Greater Risk.

•	You Will Be Subject To Reinvestment Risk.

•	The Securities Are Subject To Credit Risk.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

•	The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•	The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underliers

•	The Maturity Payment Amount And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underliers And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

o	Investing In The Securities Is Not The Same As Investing In The Underliers.

o	Historical Values Of The Underliers Should Not Be Taken As An Indication Of The Future Performance Of The Underliers During The Term Of The Securities.

o	Changes That Affect The Underliers Or The Fund Underlying Indices May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

o	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Held By The Underliers.

o	We And Our Affiliates Have No Affiliation With The Fund Sponsors Or The Fund Underlying Index Sponsors And Have Not Independently Verified Their Public Disclosure Of Information.
o	An Investment Linked To The Shares Of An Underlier Is Different From An Investment Linked To Its Fund Underlying Index.

o	There Are Risks Associated With The Underliers.
o	Anti-Dilution Adjustments Relating To The Shares Of The Underliers Do Not Address Every Event That Could Affect Such Shares.

•	The Securities Are Subject To Risks Relating To Non-U.S. Securities With Respect To The Invesco QQQ Trust℠, Series 1 And The VanEck® Semiconductor ETF.

•	The Equity Securities Composing The VanEck® Semiconductor ETF Are Concentrated In The Semiconductor Industry.

•	The Equity Securities Composing The State Street® SPDR® S&P® Metals & Mining ETF Are Concentrated In The Metals And Mining Sector.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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